Exhibit 10.35

THE WESTERN UNION COMPANY

2024 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

TERMS AND CONDITIONS

In accordance with the terms of The Western Union Company 2024 Long-Term Incentive Plan (the "Plan"), pursuant to action of the Compensation and Benefits Committee of the Board of Directors of The Western Union Company (the “Company”), the Company hereby grants to you (the "Employee"), subject to the terms and conditions set forth in this Performance-Based Restricted Stock Unit Award Agreement (including Annexes A, B, C and D hereto and all documents incorporated herein by reference) (the “Agreement”), an award of Performance-Based Restricted Stock Units (the “Units"), as set forth below. Each Unit corresponds to one share of Common Stock (“Share”). Prior to the issuance and transfer of Shares following vesting, the Units will represent only an unfunded and unsecured obligation of the Company. Until the settlement of the Units in Shares, you have only the rights of a general unsecured creditor of the Company and not as a stockholder with respect to the Shares underlying your Units.

Target Number of [ ]

Units Granted:

Grant Date: [ ]

Vesting Commencement

Date: [ ]

Restriction Period: Except as otherwise provided in the Plan, the Agreement or any severance policy applicable to Employee or any other agreement between the Company or any of its Subsidiaries or Affiliates (collectively, “Western Union”) and Employee, the Units shall vest [ ] (the “Vesting Date”), subject to the Committee’s determination of the number of Units that shall vest in accordance with Annex D, and if, and only if, Employee is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with Western Union’s policies): (A) employed by Western Union, (B) serving as a Non-Employee Director or (C) providing services to Western Union as an advisor or consultant, in each case, from the date of this Agreement through and including the Vesting Date. The period prior to the vesting of the Units shall be referred to as the “Restriction Period.”

Settlement Date: Each vested Unit will convert to one Share and will be delivered as soon as administratively practicable after the end of the Restriction Period, and in

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no event later than March 15th following the expiration of the Restriction Period (the “Settlement Date”), subject to Paragraph 13 of Annex A. Subject to Section 409A of the Code, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state or federal law, or the consent or approval of any governmental authority is necessary or desirable as a condition to the issuance and transfer of Shares to Employee (or Employee’s estate), such issuance and transfer will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained.

Dividend Equivalent Right: Each Unit shall include a right to dividend equivalents payable in cash. Any such additional cash payment shall be subject to the same vesting conditions and payment terms set forth herein as the Shares to which they relate.

UNITS ARE SUBJECT TO FORFEITURE AS PROVIDED IN THIS AGREEMENT AND THE PLAN.

Further terms and conditions of the Performance-Based Restricted Stock Unit Award are set forth in Annexes A, B, C and D hereto, which are integral parts of this Agreement. Capitalized terms not defined herein shall have the same definitions as set forth in the Plan. All terms, provisions, and conditions applicable to the Performance-Based Restricted Stock Unit Award set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. A copy of the Plan is available at the Fidelity Stock Plan Services, LLC (“Fidelity”) website at NetBenefits.com. By accepting this Performance-Based Restricted Stock Unit Award as provided in the following paragraph, the Employee hereby acknowledges the receipt of a copy of this Agreement, including Annexes A, B, C and D, and a copy of the Prospectus and agrees to be bound by all the terms and provisions hereof and thereof.

By accepting your Performance-Based Restricted Stock Unit Award electronically on the Fidelity website, you acknowledge your acceptance of, and agreement to be bound by, this Agreement and the Plan. Your acceptance of the terms and conditions of this Agreement and the Plan through the Fidelity website is a condition to your receipt of Shares. You must log on to Fidelity’s website and accept the terms and conditions of this Agreement and the Plan within 90 calendar days of the Grant Date. If you do not accept the terms and conditions of this Agreement and the Plan within such time, this Performance-Based Restricted Stock Unit Award will be forfeited and cancelled by the Company without any payment to Employee.

Attachment: Annexes A, B, C and D

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ANNEX A

TO

THE WESTERN UNION COMPANY

2024 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Further Terms and Conditions of Performance-Based Restricted Stock Unit Award. It is understood and agreed that the award of Units evidenced by the Agreement to which this is annexed is subject to the following additional terms and conditions:

1.
Tax Withholding. Subject to the last sentence of this Paragraph, Employee may elect to satisfy Employee’s obligation to advance the amount of any required income or other withholding taxes (the “Required Tax Payments”) incurred in connection with the Performance-Based Restricted Stock Unit Award by any of the following means: (1) a cash payment in U.S. dollars to the Company; (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (3) authorizing the Company to withhold whole Shares which would otherwise be delivered to Employee having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to Employee, equal to the amount necessary to satisfy any such obligation; (4) except as may be prohibited by applicable law, a cash payment to the Company by a broker-dealer acceptable to the Company to whom Employee has submitted an irrevocable notice of sale, or (5) any combination of the foregoing. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (1)-(5) for any employee who is not an “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Employee acknowledges that the ultimate liability for all Required Tax Payments legally due by Employee is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company and/or Employee’s employer (the “Employer”). Employee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Required Tax Payments in connection with any aspect of the Units, including the grant of the Units, the vesting of the Units, the conversion of the Units into Shares, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate Employee’s tax liability.

Shares to be delivered or withheld may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Employee’s jurisdiction; provided that the Committee shall be permitted to limit the number of Shares so delivered or withheld to a lesser number if necessary, as determined by the Committee, to avoid adverse accounting consequences or for administrative convenience; provided, however, that if a fraction of a Share would be required to satisfy the maximum individual

i

statutory rate in the Employee’s jurisdiction, then the number of Shares to be delivered or withheld may be rounded up to the next nearest whole Share. If the obligation for Required Tax Payments is satisfied by withholding in Shares, for tax purposes, Employee is deemed to have been issued the full number of Shares due to Employee at vesting, notwithstanding that a number of Shares are held back solely for the purpose of paying the Required Tax Payments due as a result of any aspect of Employee’s participation in the Plan. Finally, Employee shall pay to the Company or the Employer any amount of Required Tax Payments that the Company or the Employer may be required to withhold as a result of Employee’s receipt of the Units, the vesting of the Units, or the conversion of the vested Units to Shares that cannot be satisfied by the means previously described. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.

2.
Nontransferability of Performance-Based Restricted Stock Unit Award. The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, while subject to restrictions. If Employee or anyone claiming under or through Employee attempts to make any such sale, transfer, assignment, pledge or other disposition of Units in violation of this Paragraph 2, such attempted violation shall be null, void, and without effect.
3.
Termination of Service. Employee shall forfeit Employee’s right to any unvested Units if Employee’s continuous service with Western Union terminates for any reason during the Restriction Period (except as set forth in the following Subparagraphs (A) through (D) or as provided for in any severance policy applicable to the Employee or any other agreement between Western Union and Employee):

(A)
Death or Disability. If Employee’s service with Western Union terminates by reason of death or termination by Western Union due to Disability during the Restriction Period, the Units shall vest to the extent earned, based upon the Committee’s determination of the amount of the Units payable to Employee in accordance with Annex D, and any earned Units shall be paid to Employee or Employee’s executor, administrator, legal representative, beneficiary or similar person, as the case may be, at the same time as if Employee had remained employed with Western Union through the end of the Restriction Period, subject to the terms and conditions set forth in this Agreement. For purposes of this Agreement, “Disability” shall mean either that the Employee is either (i) unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer, in either case, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, in each case, as determined in accordance with Section 409A of the Code.

(B)
Retirement. If Employee’s service with Western Union terminates by reason of a Qualifying Retirement and the Employee has provided at least six-months advance notice of retirement

(or such shorter period approved by the Executive Vice President, Human Resources with respect to Employees not subject to Section 16 of the Exchange Act or, for Employees subject to Section 16 of the Exchange Act, the Committee), in a form acceptable to the Company, the Units shall vest to the extent earned, based upon the Committee’s determination of the amount of the Units payable to Employee in accordance with Annex D, and any earned Units shall be paid at the same time as if Employee had remained employed with Western Union through the end of the Restriction Period, subject to the terms and conditions set forth in this Agreement and Employee’s timely execution of an agreement and release in a form acceptable to the Company. For the avoidance of doubt, if an Employee satisfies the age and service requirements for a Qualifying Retirement but the Employee does not provide at least six-months advance notice of retirement (or such shorter period of time approved by the Executive Vice President, Human Resources or Committee, as applicable), they shall forfeit the Units for no consideration. For purposes of this Agreement, a Qualifying Retirement will occur upon an Employee's termination of service to Western Union (other than a termination by reason of death or Disability or for Cause) on or after the date the sum of the Employee’s age and Years of Service totals 60, with a minimum of at least five Years of Service and a minimum age of 50. Years of Service shall mean the number of full years of uninterrupted service as a regular full-time employee or part-time employee from Employee’s most recent date of hire. Years of Service also includes (i) time spent on Western Union-approved leave of absences, provided that no more than one (1) cumulative Year of Service shall be credited for such leave of absences and (ii) prior service with certain acquired companies or other affiliated companies to the extent provided for in the governing document for such acquisition.

(C)
Involuntary Termination Without Cause. Except to the extent Subparagraph (B) above applies, if Employee’s service with Western Union terminates (i) involuntarily and without Cause and at such time Employee is entitled to receive benefits under a Western Union severance policy applicable to Employee or (ii) due to a reduction in force or the Western Union’s elimination of Employee’s position, subject to Employee’s timely execution of an agreement and release in a form acceptable to the Company which will include restrictive covenants and a comprehensive release of all claims, the Units shall be eligible to vest on a prorated basis. Notwithstanding anything to the contrary in the Western Union severance policy applicable to Employee as of the effective date of termination of service, such prorated vesting shall be equal to the amount of the Units which are actually earned, based upon the Committee’s determination of the amount of the Units payable to Employee in accordance with Annex D, for the performance period(s) which have commenced or concluded on or prior to Employee’s termination. If Employee terminates during a performance period, the amount of the Units payable to Employee for that performance period shall be based upon the Committee’s determination of the amount of the Units payable to Employee in accordance with Annex D multiplied by a fraction, the numerator of which shall equal the number of days between the Grant Date and Employee’s termination date and the denominator of which is the number of days between the Grant Date and the date of full vesting of this Award. For avoidance of doubt, if (i) an Employee terminates following the conclusion of a performance period(s), Employee shall be eligible to receive the entire award, without a pro-rata reduction, based upon the Committee’s determination of the amount of the award payable to Employee in accordance with Annex D, for such performance period(s) and (ii) Employee terminates prior to the commencement of a performance period, then Employee shall forfeit the portion of the Units associated with such performance period. Such prorated award shall be paid at the same time as if Employee had remained employed with the Company through the end of the Restriction Period. The restricted portion of this Performance-Based Restricted Stock Unit Award that does not become vested under such calculation shall be forfeited on Employee’s termination date and shall be cancelled by the Company.

(D)
Change in Control Termination. If Employee’s service is terminated by Western Union involuntarily and without Cause (or otherwise terminates for an eligible reason according to the terms of the Western Union severance policy applicable to Employee as of the effective date of a Change in Control (if any)) during the 24-month period commencing on the effective date of the Change in Control, then, subject to the terms of any severance policy applicable to Employee as of the effective date of the Change in Control, the Units shall be paid to Employee at the greater of (i) target performance, as set forth in Annex D, and (ii) actual performance, determined in accordance with Annex D. Such award shall be paid at the same time as if Employee had remained employed with the Company through the end of the Restriction Period.

4.
Rights as a Stockholder. Until the Settlement Date, Employee (and any person succeeding to Employee’s rights pursuant to the Plan) will have no ownership interest or rights in Shares underlying the Units, including no rights to exercise voting or other shareholder rights with respect to such Shares, except that Employee shall be entitled to receive dividend equivalents related to the Units equal in amount to the dividends declared, prior to settlement of the Units, on the Shares underlying the Units. Dividend equivalent amounts shall be payable with respect to the number of Units that vest pursuant to the terms of this Agreement and shall be paid or distributed in cash at the same time the Shares underlying the vested Units are distributed to Employee in accordance with this Agreement.

Following the Settlement Date, Employee shall have all rights incident to ownership of such Shares, including but not limited to voting rights, the right to receive dividends, and subject to applicable laws and Company policies, the right to hold, assign, pledge, sell, or transfer such Shares transferred to Employee in Employee’s discretion.

5.
Amendment. The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Employee under this Agreement without Employee’s written consent.

6.
Decisions of Company, Board or Committee. Any action taken or decision made by the Company, the Board, or the Committee or their delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within their sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Employee and all persons claiming under or through Employee. By accepting this grant of Units or other benefit under the Plan, Employee and each person claiming under or through Employee shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or their delegates.
7.
Participation in the Plan and Award of Units. In accepting the Performance-Based Restricted Stock Unit Award, Employee acknowledges that (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan; (ii) the Performance-Based Restricted Stock Unit Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units, even if Units have been awarded repeatedly in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Committee; (iv) Employee’s participation in the Plan is voluntary; (v) Employee’s participation in the Plan shall not create a right to further employment or service with the Employer and shall not interfere with the ability of the Employer to terminate the employment or service relationship at any time with or without Cause; (vi) the Performance-Based Restricted Stock Unit Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Western Union, and the Units are outside the scope of Employee’s employment contract, if any; (vii) the Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Western Union; (viii) in the event that Employee is not an employee of Western Union, neither the grant of Units nor Employee’s participation in the Plan shall be interpreted to form an employment contract or relationship with Western Union; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty, (x) if Employee receives Shares, the value of such Shares acquired upon vesting of the Units may increase or decrease in value; (xi) in consideration of the grant of the Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from termination of Employee’s service by Western Union (for any reason whatsoever and whether or not in breach of local labor laws), and Employee irrevocably releases Western Union from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Employee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and (xii) in the event of involuntary termination of Employee’s employment or service (whether or not in breach of local labor laws), Employee’s right to receive the Units and vest under the Plan, if any, will terminate effective as of the date that Employee is no longer being paid regular salary as an employee of

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Western Union regardless of whether Employee is entitled to a notice period mandated under local law; furthermore, in the event of involuntary termination of service (whether or not in breach of local labor laws), Employee’s right to receive Shares pursuant to the Units after termination of service, if any, will be measured by the last date that Western Union pays Employee his or her last paycheck for regular salary as an employee of Western Union and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Employee is no longer being paid regular salary for this purpose.

The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the grant of Units and on any Shares acquired under the Plan to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan. Employee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Employee acknowledges that the laws of the country in which Employee is working at the time of grant, vesting or the sale of Shares received pursuant to this Performance-Based Restricted Stock Unit Award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Employee to additional procedural or regulatory requirements that Employee is and will be solely responsible for and must fulfill.

8.
Advice Regarding Participation. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Employee’s participation in the Plan, or Employee’s acquisition or sale of the Shares underlying the Units or the receipt of the related dividend equivalents. Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
9.
Governing Law. The validity, construction, interpretation, administration and effect of the Plan and this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly under the grant of the Units or the Agreement , the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation shall be conducted in the courts of Denver County, or the federal courts for the United States for the District of Colorado, and no other courts where this grant is made and/or to be performed.
10.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Units and to participation in the Plan or related to future Units that may be granted under the Plan by electronic means or to request Employee’s consent to participate in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

11.
Blue Pencil. If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

Nothing contained in this Agreement is intended to limit Employee’s ability to (i) report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or (iii) under applicable United States federal law to (A) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (B) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

12.
Clawback Policy. To the extent Employee is covered by The Western Union Company Dodd-Frank Clawback and Forfeiture Policy (the “Dodd-Frank Clawback Policy”) and The Western Union Company Misconduct Clawback and Forfeiture Policy (the “Misconduct Clawback Policy”), Employee acknowledges receipt of a copy of the Dodd-Frank Clawback Policy and the Misconduct Clawback Policy. Notwithstanding anything in the Agreement to the contrary, this Performance-Based Restricted Stock Unit Award, and any related payments, are subject to the provisions of the Dodd-Frank Clawback Policy and the Misconduct Clawback Policy, and any modification to such policies or any other clawback policy of the Company adopted to comply with applicable laws, rules, regulations or governmental orders or judgments.
13.
Compliance with Section 409A of the Code. This Performance-Based Restricted Stock Unit Award is intended to comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent any amounts under this Agreement are payable by reference to Employee’s “termination of employment,” such term shall be deemed to refer to Employee’s “separation from service,” within the meaning of Section 409A of the Code if Employee is subject to tax in the U.S. Notwithstanding any other provision in this Agreement, if Employee is a “specified employee,” as defined in Section 409A of the Code, as of the date of Employee’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Employee’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Employee’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Employee’s death, in each case, to the extent required to comply with Section 409A of the Code. In addition, to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, and (ii) such payment is conditioned upon Employee’s execution of a release and is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, such payment shall be paid or provided in the later of the two taxable years to the extent required to comply with Section 409A of the Code.
14.
Non-Solicitation (not applicable to Employees in California, U.S.).
A.
Non-Solicitation of Clients or Key Accounts. Employee agrees that Employee’s work for Western Union has involved access to, possession of, and development of Trade Secrets. Employee agrees that while employed by Western Union, Employee has had contact with and has become aware of Western Union’s Clients and Key Accounts and the representatives of those Clients and Key Accounts, their names and addresses, specific Client and Key Account needs and requirements, and leads and references to Prospective Clients and Prospective Key Accounts, and that Employee has benefited and added to Western Union’s goodwill with its Clients, Key Accounts, and in the marketplace generally. Employee further agrees that loss of such Clients or Prospective Clients or Key Accounts or Prospective Key Accounts will cause Western Union significant and irreparable harm.

Accordingly, Employee agrees that, for twelve (12) months from Employee’s termination date, Employee will not solicit, contact, call upon, or attempt to communicate with any Restricted Client, Prospective Client, Restricted Key Account, or Prospective Key Account for the purpose of providing any Restricted Business services.

B.
Non-Solicitation of Employees and Others. Employee acknowledges and agrees that Western Union has a legitimate interest in maintaining the stability of its workforce and solely as a result of employment with Western Union, Employee has come into contact with and has acquired Trade Secrets or Confidential Information regarding, and influence over, Western Union’s employees, consultants, contractors, or agents (for purposes of this Paragraph 14, collectively referred to as “worker”).

Accordingly, both during employment with Western Union and for twelve (12) months from the Employee’s termination date, Employee will not recruit, or attempt to recruit, any other worker of Western Union (i) whom Employee managed, reported to, or who reported to Employee, (ii) with whom Employee had business-related interaction, or (iii) about whom Employee learned Trade Secrets or Confidential Information, in each case during Employee’s last twenty-four (24) months of employment with Western Union.

C.
Definitions. For the purposes of this Paragraph 14, the following terms are defined as described below:

“Client” means any person, firm or company (including, without limitation, consumers, clients and customers) to whom Western Union provides any of its goods or services;

“Confidential Information” means any data or information and documentation, other than Trade Secrets, which is valuable to Western Union and not generally known to the public, including but not limited to:

a) Financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to the Western Union generally, or to particular products, services, geographic areas, or time periods;

b) Supply and service information, including but not limited to information concerning the goods and services utilized or purchased by Western Union, the names and addresses of Key Accounts and suppliers, terms of Key Account and supplier service contracts, or of particular transactions, or information about Prospective Key Accounts or potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of Key Accounts or suppliers or use of particular Key Accounts or suppliers, though generally known or available, yields advantages to Western Union the details of which are not generally known; and

c) Data or information of Western Union’s Clients, suppliers, or employees that Western Union is prohibited by law, contract or Western Union policy from disclosing. By way of example such information includes but is not limited to:

(1) Product specifications, marketing strategies, pricing, sales volumes, discounts;

(2) Nonpublic personal information regarding consumers, including but not limited to names, addresses, credit card numbers, financial transactions, and account balances;

(3) Personnel information, including but not limited to other employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance skills, qualifications, and abilities, or other employee information (nothing in this provision, however, is intended to prohibit Employee from disclosing to others information about Employee’s own compensation or the Employee’s working conditions); and

(4) Customer information, which is not protected by a separate confidentiality agreement, including but not limited to any compilations of past, existing or prospective customers, agreements between customers and Western Union, status of customer accounts or credit, the identity of customer representatives responsible for entering into contracts with Western Union, specific customer needs and requirements, or related information about actual or prospective customers or other nonpublic consumer information;

“Key Account” means any person, firm or company (including, without limitation, agents) in conjunction with whom Western Union provides any of its goods or services;

“Prospective Client” means any person, firm or company who has been engaged in negotiations with a view to contracting with Western Union for Western Union’s goods or services, in relation to which Employee was in possession of, accessed, or developed Trade Secrets at any time during the last twenty-four (24) months of Employee’s employment with Western Union;

“Prospective Key Account” means any person, firm or company (including, without limitation, agents) who has been engaged in negotiations with a view to contracting or otherwise working in conjunction with Western Union in relation to the provision of any of Western Union’s goods or services, in relation to which Employee was in possession of, accessed, or developed Trade Secrets in the course of Employee’s employment at any time during the last twenty-four (24) months of Employee’s employment with Western Union;

“Relevant Period” means the period of 12 months immediately prior to the termination date;

“Restricted Business” means the business or businesses (or part thereof) carried on by Western Union in or with which Employee has been materially involved or concerned in the course of Employee’s employment at any time during the Relevant Period;

“Restricted Client” means any Client with respect to whom Employee was in possession of, accessed, or developed Trade Secrets in the course of Employee’s employment at any time during the last twenty-four (24) months of Employee’s employment with Western Union;

“Restricted Key Account” means any Key Account with respect to whom Employee was in possession of, accessed, or developed Trade Secrets, in the course of Employee’s employment at any time during the last twenty-four (24) months of Employee’s employment with Western Union;

“Trade Secrets” includes but is not limited to the following:

a) any data or information that is competitively sensitive or commercially valuable, and not generally known to the public, including, but not limited to, products planning information, marketing strategies, marketing results, forecasts or strategies, plans, finance, operations, reports, data, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of Western Union, and its customers, clients, and suppliers; and

x

b) any scientific or technical information, design, process, procedure, formula, or improvement, computer software, object code, source code, specifications, inventions, systems information, whether or not patentable or copyrightable.

Employee understands, acknowledges, and agrees that in the event of a breach or threatened breach of any of the covenants contained in this Agreement, the Company shall suffer irreparable injury for which there is no adequate remedy at law, and the Company will therefore be entitled to temporary, preliminary, and/or permanent injunctive relief, without bond or other security from the courts, enjoining additional breaches and threatened breaches. Employee further acknowledges that the Company also shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach and the terms and conditions of Paragraph 14 of this Agreement shall not supersede, replace or otherwise limit any non-solicitation covenant contained in any employment contract between the Employee and Western Union.

ANNEX B

THE WESTERN UNION COMPANY

2024 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

ADDITIONAL TERMS AND PROVISIONS

FOR U.S. EMPLOYEES

Terms and Conditions

This Annex includes special terms and conditions applicable to Employee if he or she resides in the United States. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

1.
Conflicts of Interest; Duty of Loyalty. Employee acknowledges that, during employment, they owe a duty of loyalty and good-faith performance to the Company. The Employee shall comply with the Company’s conflict of interest policies and not knowingly act against the Company’s interests, divert or attempt to divert business opportunities, solicit or encourage any customer, supplier, or employee to reduce or cease its relationship with the Company, or otherwise engage in conduct that is inconsistent with the Employee’s obligations to act in the Company’s best interests while employed.
2.
California Employees. For California Employees, nothing in this Agreement is intended or shall be construed to restrict the Employee’s ability to engage in any lawful profession, trade, or business, including work for another employer, except to the limited extent necessary to prevent material interference with the Employee’s job duties, misuse of the Company’s Confidential Information, or actual conflicts of interest, consistent with California Business & Professions Code § 16600 and applicable law.
3.
Post-Employment Non-Competition (not applicable to Employees in California, Oklahoma, Minnesota, and North Dakota or Employees earning below wage thresholds in states with such requirements).
A.
Employee agrees that Western Union is engaged in a highly competitive business. Employee agrees that due to Employee’s position, which is special, unique, and extraordinary, and due to Employee’s unique access to Western Union’s Trade Secrets, Confidential Information, and other proprietary information, engaging in any business which is competitive with Western Union will cause Western Union great and irreparable harm. Employee agrees that Employee’s work for Western Union has brought and will bring Employee into close contact with many of Western Union’s Clients, Prospective Clients, Key Accounts, Prospective Key Accounts, Trade Secrets, Confidential Information, and other proprietary information.

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Employee further agrees that the covenants in this Agreement are reasonable and necessary to protect Western Union’s legitimate business interests in its Client and Prospective Client relationships, Key Account and Prospective Key Account relationships, goodwill, Trade Secrets, Confidential Information, and other proprietary information.
B.
Employee agrees that, except as prohibited by law, for twelve (12) months from the termination date, Employee shall not, on Employee’s behalf or another’s behalf, directly or indirectly, without the prior consent of Western Union, be engaged in or employed by any of the following:
i.
any Restricted Activities at any time during the twelve-month period after the termination date;
ii.
any Restricted Client in the Relevant Area where such engagement, employment, concern or interest (i) will reduce, or (ii) is likely to reduce, the amount of Restricted Business provided to such Restricted Client;
iii.
any Restricted Client in the Relevant Area where such engagement, employment, concern or interest (i) will, or (ii) is likely to adversely vary the terms on which Restricted Business is provided to such Restricted Client;
iv.
any Restricted Key Account in the Relevant Area where such engagement, employment, concern or interest (i) will or (ii) is likely to reduce the amount of good or services provided in conjunction with such Restricted Key Account; or
v.
any Prospective Client or Prospective Key Account in the Relevant Area where such engagement, employment, concern or interest (i) will interfere with, or (ii) is likely to interfere with negotiations for the provision of any of goods or services between the Western Union and (A) such Prospective Client or (B) in conjunction with such Prospective Key Account, provided that Employee may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognized stock exchange).

C.
Employee agrees that the consideration provided by the Units offered under this Agreement are good and valuable consideration for all of the provisions in the Agreement, including without limitation the post-employment restrictive covenants in Annex A and B. Employee also agrees that prospective employers exist such that employment opportunities are available to Employee which would not be in violation of this Paragraph 3 of Annex B. Employee further agrees that this Paragraph 3 of Annex B is reasonable in scope, geography, and duration and does not constitute a restraint of trade with respect to Employee’s ability to obtain alternate employment in the event Employee’s employment with Western Union terminates for any reason, and regardless of whether such termination is initiated by Employee or Western Union.

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4.
Long Term Incentive Plan Clawback (only applicable to VP-Level Employees and above in states other than California, Oklahoma, Minnesota, and North Dakota).

A. If Employee violates any of Employee’s Non-Competition obligations in Paragraph 3 of Annex B, the Compensation and Benefits Committee of The Western Union Company Board of Directors or its designee may, to the extent permitted by applicable law, with respect to awards granted under the Plan or any successor plan on or after February 23, 2022:

1. cancel the Employee’s outstanding awards that remain unexercised or subject to a performance or vesting condition; and

2. recover from the Employee any gain realized on the vesting or exercise of an award of restricted stock, restricted stock units, performance-based restricted stock units, an option, or any other award granted under the Plan or any successor plan, in each case, that were exercised or vested during the 12-month period preceding the termination date.

B. If an Employee fails to comply with any of Employee’s obligations in Paragraph 3 of Annex B, Employee agrees to repay the Company, upon demand by the Company, the amounts set out in clause (A)2 of this Paragraph 4 of Annex B, and the Company shall be entitled, to the extent and in the manner permitted by Section 409A of the Internal Revenue Code of 1986, as amended, to set-off the amount of any such repayment obligation against any amount owed, from any source, to the Employee by the Company.

C. The remedy provided pursuant to this Paragraph 4 of Annex B shall be without prejudice to the Company’s right to recover any losses resulting from a violation of Paragraph 3 of Annex B and the Company reserves the right to pursue whatever other remedies the Company may have, at law or equity, for violation of the terms of Paragraph 3 of Annex B.

5.
Definitions. For the purposes of this Agreement, the following terms are defined as described below:

“Relevant Area” means the geographic area that is the same or substantially similar to the geographic area that Employee serviced while employed by Western Union in the course of Employee’s employment at any time during the Relevant Period;

“Relevant Period” means the period of 12 months immediately prior to the termination date;

“Restricted Activities” means acting as an employee, principal, agent, partner, shareholder, contractor, director, consultant, investor or otherwise in the Relevant Area for a Restricted Company and performing, advising, engaged in, or involved with the same or substantially the same functions or job duties that Employee performed for the Company without the prior written approval of the Company;

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“Restricted Company” means those companies and entities which (i) compete, or (ii) are planning to compete with the Restricted Business, including (without limitation) the following companies and their respective affiliates and subsidiaries:

BanCoppel

Block, Inc.

Coinbase Global, Inc.

Euronet Worldwide, Inc.

Grupa Elektra

IDT Corporation (including BOSS Money)

MaxiTransfers, LLC

MoneyGram International, Inc.

Nu Holdings Ltd.

PayPal, Inc. (including Xoom)

Remitly, Inc.

Revolut Group Holdings Ltd.

Ria Money Transfer

Viamericas Corporation

Wise plc

WorldRemit Ltd.

XE Corporation

6.
Notices Regarding Subsequent Employment. To facilitate compliance with this Agreement, Employee agrees to provide the Company with written notice of Employee’s post-Company employment during the time period encompassed by the restrictions contained herein. Such notice shall include the identity of the company with which Employee will be employed, Employee’s job title, and Employee’s general responsibilities in the job. The notice shall be given to the Employment Law Group, The Western Union Company, 7001 E. Belleview Ave., HQ 13, Denver, CO 80237 within five (5) business days of Employee’s acceptance of a job offer. Additionally, Employee agrees to provide a copy of this Agreement to prospective employers prior to commencing employment.

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ANNEX C

THE WESTERN UNION COMPANY

2024 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

ADDITIONAL TERMS AND PROVISIONS

FOR NON-U.S. EMPLOYEES

Terms and Conditions

This Annex includes special terms and conditions applicable to Employee if he or she resides in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

Notifications

This Annex also includes country-specific information of which Employee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Employee does not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that he or she vests in the Units and Shares are issued to him or her or the Shares issued upon vesting of the Units are sold.

In addition, the information is general in nature and may not apply to Employee’s particular situation, and the Company is not in a position to assure Employee of any particular result. Accordingly, Employee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her particular situation. Finally, please note that if Employee is a citizen or resident of a country other than the country in which he or she is currently working, or transfers employment after grant, the information contained in this Annex may not be applicable.

ALL COUNTRIES

Data Privacy

Employee acknowledges the collection, use and transfer, in electronic or other form, of Employee’s Personal Data by and among, as applicable, Western Union and the stock plan provider (e.g., Fidelity) for the purpose of implementing, administering and managing Employee’s participation in the Plan. Such Personal Data includes, but is not limited to, Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or other entitlement to Shares

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awarded, canceled, exercised, vested, unvested or outstanding in Employee’s favor, and any other personal data that may be required for the purpose of implementing, administering and managing the Plan (“Personal Data”).

For more information about how the Company processes Personal Data, Employees can consult the Global Employee and Contractor Data Privacy Notice which is available in the Privacy and Data Governance team’s policy library, which can be reached in the Simon/Onspring application in Okta, by visiting the Privacy and Data Governance page on We@WesternUnion, or by contacting wuprivacy@westernunion.com.

Language

Employee acknowledges that Employee is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable Employee to understand the provisions of the Agreement and the Plan. If Employee has received the Agreement or any other document or communication related to the Plan or the Units in a language other than English and the meaning in the translation is different than in the English version, the terms expressed in the English version will govern, unless otherwise required by applicable law.

ITALY

Plan Document Acknowledgment. In accepting the Units, Employee acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Annex C, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Annex C.

In addition, Employee further acknowledges that he or she has read and specifically and expressly approve without limitation the Data Privacy section of this Annex C and the following clauses in Annex A of the Agreement: Paragraph 1, Paragraph 7, Paragraph 9, Paragraph 10 and Paragraph 12.

Notifications

Foreign Asset/Account Reporting Information. To the extent that Employee holds investments abroad or foreign financial assets that may generate taxable income in Italy (such as Shares acquire under the Plan) during the calendar year, Employee is required to report them on Employee’s annual tax return (UNICO Form, RW Schedule), or on a special form if no tax return is due and pay the foreign financial assets tax. The tax is assessed at the end of the calendar year or on the last day the assets are held (in such case, or when assets are acquired during the course of the year, the tax is levied in proportion to the number of days the assets are held over the calendar year). No tax payment duties arise if the amount of the foreign financial assets tax calculated on all financial assets held abroad does not exceed a certain threshold.

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ANNEX D

THE WESTERN UNION COMPANY

2024 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

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